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                                                                  Exhibit (d)(4)


                            PARKSTONE ADVANTAGE FUND
                FIRST AMENDMENT TO INVESTMENT ADVISORY AGREEMENT


     This FIRST AMENDMENT TO INVESTMENT ADVISORY AGREEMENT (the "First Amendment") dated as of October 1, 1999, by and between THE PARKSTONE ADVANTAGE FUND, a Massachusetts business trust, located in Oaks, Pennsylvania (the "Trust") and NATIONAL CITY INVESTMENT MANAGEMENT COMPANY (formerly First of America Investment Corporation), located in Cleveland, Ohio (the "Investment Advisor").

                               W I T N E S S E T H


     WHEREAS, the parties hereto entered into that certain Investment Advisory Agreement as of the 18th day of August, 1993, with respect to the Trust's International Discovery Fund (the "Investment Advisory Agreement");

     WHEREAS, the parties hereto wish to amend the Investment Advisory Agreement to modify the amount of compensation to be paid to the Investment Adviser for its services with regard to the International Discovery Fund.

     NOW, THEREFORE, the parties hereto agree as follows:

     1. DEFINITIONS. Unless otherwise defined herein, all capitalized terms used in this First Amendment shall have their respective defined meanings ascribed to them in the Investment Advisory Agreement.

     2. AMENDMENTS. For the services provided and the expenses assumed pursuant to the Investment Advisory Agreement, the Fund will pay the Investment Adviser, and the Investment Adviser will accept as full compensation therefor, a fee set forth on Schedule A hereto. The Fund's obligation to pay the above-described fee to the Investment Adviser will begin as of the date of this First Amendment.

     3. MISCELLANEOUS. Except to the extent expressly amended by this First Amendment, the Investment Advisory Agreement shall remain unchanged and in full force and effect. References therein to "this Agreement," "hereby," "herein," and the like shall be deemed to refer to the Investment Advisory Agreement, as amended by this First Amendment. This First Amendment may be executed in two or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

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     IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.

                                        THE PARKSTONE ADVANTAGE FUND


                                        By:  /s/ Herbert R. Martens, Jr.
                                             -----------------------------------
                                                 Herbert R. Martens, Jr.
                                        Its:     President


                                        NATIONAL CITY INVESTMENT
                                        MANAGEMENT COMPANY


                                        By:  /s/ Robert M. Leggett
                                             -----------------------------------
                                                 Robert M. Leggett
                                        Its:     President


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                                                          DATED: OCTOBER 1, 1999

                                SCHEDULE A TO THE

      FIRST AMENDMENT TO THE AUGUST 18, 1998 INVESTMENT ADVISORY AGREEMENT
                    BETWEEN THE PARKSTONE ADVANTAGE FUND AND
                   NATIONAL CITY INVESTMENT MANAGEMENT COMPANY
                              DATED OCTOBER 1, 1999




                NAME OF FUND                           COMPENSATION
                ------------                           ------------
International Discovery Fund           Annual rate of one and fifteen one-
                                       hundredths of one percent (1.15%) of the average daily net assets of the Fund